Exhibit 99.1

WESTLAKE CHEMICAL PARTNERS SELECTS RANDY WOELFEL TO JOIN BOARD OF DIRECTORS

HOUSTON, November 8, 2019 – Westlake Chemical Partners LP (NYSE: WLKP) today announced that Mr. Randy G. Woelfel has been appointed to the board of directors of its general partner, Westlake Chemical Partners GP LLC. He will replace Mr. David Lumpkins, who informed the company that he will resign from the board effective November 14, 2019, in order to focus on PetroLogistics II LLC, a petrochemical development company of which he is the chairman and co-founder.

Mr. Woelfel was formerly the chief executive officer and a director of NOVA Chemicals Corporation. Prior to joining NOVA, Mr. Woelfel was managing director of energy for the Houston Technology Center; president of Cereplast, Inc.; and served in a variety of senior positions at Shell Oil Company and its affiliated companies, including as president of Basell International, president of Basell North America and as a board member of numerous Basell International petrochemical ventures.

“We are extremely grateful to David for his service on our board. We wish him the best in his endeavors with PetroLogistics II,” stated James Chao, Chairman of Westlake Chemical Partners GP LLC. “We are very pleased that Randy Woelfel has been appointed to our board. We know that his experience with petrochemicals and energy companies will add considerable value to the partnership.”

Mr. Woelfel also serves on the board of directors of Black & Veatch Holding Company. He is a graduate of Rice University where he received a bachelor of science degree in chemical engineering, and the Massachusetts Institute of Technology, where he received a master’s degree in management.

Westlake Chemical Partners LP (WLKP)

Westlake Chemical Partners is a limited partnership formed by Westlake Chemical Corporation to operate, acquire and develop ethylene production facilities and other qualified assets. Headquartered in Houston, the Partnership owns an 22.8% interest in Westlake Chemical OpCo LP. Westlake Chemical OpCo LP’s assets consist of three ethylene production facilities in Calvert City, Kentucky, and Lake Charles, Louisiana and an ethylene pipeline. For more information about Westlake Chemical Partners LP, please visit http://www.wlkpartners.com.

Contacts:

Media Relations, Ben Ederington, 713-585-2900

or

Investor Relations, Steve Bender, 713-585-2900